Exhibit 10.6

REAFFIRMATION OF GUARANTY

This REAFFIRMATION OF GUARANTY is executed as of December 30, 2011, and is made and given by Electromed Financial, LLC (the “Guarantor”) in favor of U.S. Bank National Association (the “Bank”).

The Guarantor has executed and delivered to the Bank a Guaranty dated as of December 9, 2009 (as amended, the “Guaranty”), in connection with the Credit Agreement dated as of December 9, 2009 (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), by and between Electromed, Inc. (the “Borrower”) and the Bank, as amended and restated by that certain Amended and Restated Credit Agreement dated as of November 7, 2011, between the Bank and the Borrower, and the Notes (as defined in the Credit Agreement) made by the Borrower in favor of the Bank. Capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

The Guarantor acknowledges that it has received a copy of the proposed First Amendment to Amended and Restated Credit Agreement, to be dated concurrently herewith (the “Amendment”). The Guarantor agrees and acknowledges that the Amendment shall in no way impair or limit the rights of the Bank under the Guaranty, and confirms that by, and subject to the terms and conditions of, the Guaranty, the Guarantor continues to guaranty payment and performance of the obligations of the Borrower to the Bank under the Credit Agreement and the Notes as amended pursuant to the Amendment. The Guarantor hereby confirms that the Guaranty remains in full force and effect, enforceable against the Guarantor in accordance with its terms.

ELECTROMED FINANCIAL, LLC

By:	/s/ Robert D. Hansen
Name:	Robert D. Hansen
Title:	Chairman and Chief Executive Officer